EXHIBIT 10.4
American Healthcare Opps Holdings, LLC
c/o Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
(949) 270-9200
October 1, 2021
Mathieu Streiff
c/o Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Ave., Suite 300
Irvine, CA 92612
Re:    Employment Terms
Dear Matt:
As you know, American Healthcare Opps Holdings, LLC, a Delaware limited liability company (the “Company”), which will be an indirect subsidiary of Griffin-American Healthcare REIT III, Inc., a Maryland corporation (“GAHR III”), is in the process of acquiring substantially all of the assets used or held for use in connection with the business of American Healthcare Investors, LLC, a Delaware limited liability company (“AHI”), and the other Contributed Business (as defined in the Contribution Agreement) pursuant to that certain Contribution Agreement, dated June 23, 2021, by and among AHI, GAHR III, Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership (“GAHR III OP”), Griffin Capital Company, LLC, a Delaware limited liability company, and the AHI Principals named therein, including you (the “Contribution Agreement”). Following the closing of the foregoing transactions, it is expected that GAHR III shall merge with and into a wholly owned subsidiary (“Merger Sub”) of Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (“GAHR IV”), and Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership (“GAHR IV OP”), which is GAHR IV’s operating partnership, shall merge with and into GAHR III OP pursuant to that certain Merger Agreement entered into substantially concurrent herewith by and among GAHR III, GAHR III OP, GAHR IV, GAHR IV OP and Merger Sub (the “Merger”).
The Company is pleased to confirm your initial position of Chief Operating Officer of GAHR III (or, if the Merger is consummated, effective as of the closing of the Merger, Chief Operating Officer of GAHR IV), subject to consummation of the transactions contemplated by the Contribution Agreement (collectively, the “Transactions”). This letter embodies the terms of our offer of employment to you following consummation of the Transactions, and supersedes all prior employment agreements between you and AHI or any of its affiliates or subsidiaries, including (without limitation) the Executive Employment Agreement by and between you and AHI Newco, LLC dated as of December 8, 2014 (the “Prior Agreement”).
You will initially report to the CEO of GAHR III (or, if the Merger is consummated, effective as of the closing of the Merger, the CEO of GAHR IV), and shall perform such duties as are normally associated with your position and such duties as are assigned to you from time to time,

Mathieu Streiff
October 1, 2021

subject to the oversight and direction of the CEO or his or her designee. This is a full-time, exempt position and, during the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company.
Your initial salary will be at the rate of $17,708.33 semi-monthly, which equates to $425,000 on an annualized basis, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices. Your base salary is subject to review and adjustment by the Company in its sole discretion. As a salaried, exempt employee, you will be expected to work your normal business hours and additional hours as required by your job duties, and you will not be paid overtime pay.

You will also be eligible to earn, each calendar year during your employment, an annual cash performance bonus (“Annual Bonus”), as described below, subject to your continuous employment with the Company until December 31st of the calendar year to which the Annual Bonus relates, and your employment not being terminated by the Company for Cause prior to payment of the Annual Bonus. Beginning with 2022, your target Annual Bonus opportunity will be 100% of your annualized base salary (such target Annual Bonus opportunity, the “Target Bonus”). Except as provided below with respect to your 2021 Annual Bonus, the actual amount of your Annual Bonus earned may be equal to, greater than, or less than the Target Bonus, depending on the degree of achievement of performance objectives established by the Board of Directors of GAHR III or its successor in interest (the “Board”) or a committee thereof. Your 2021 Annual Bonus, which will be paid by the Company or an affiliate thereof, will be an amount equal to (x) plus (y), where (x) is equal to the portion of your 2021 annual bonus that was accrued by AHI or an affiliate thereof for the period from January 1, 2021 through the date of consummation of the Transactions (“Closing”) and (y) is equal to your Target Bonus multiplied by a fraction, the numerator of which is the number of days between the Closing and December 31, 2021, and the denominator of which is 365. For 2022, the performance goals for your Annual Bonus will be based 70% on corporate performance and 30% on individual performance, with the corporate performance goals to include modified funds from operations (“MFFO”) per share, net debt to EBITDA, and same-property NOI growth, or such similar goals as determined by the Board or a committee thereof. The Board or a committee thereof shall determine the extent to which the corporate and individual goals have been achieved and the actual amount of the Annual Bonus, which may be below the Target Bonus if the actual performance level is below the target performance and may be above the Target Bonus if the actual performance level is above the target performance, with the threshold payout equal to 50% of the Target Bonus and a maximum payout equal to 150% of the Target Bonus, and achievement between performance levels being determined by linear interpolation. Performance goals, weightings and other terms applicable to the Annual Bonus will be determined by the Board or a committee thereof, provided that your Target Bonus will be no less than the amount specified above. Any Annual Bonus shall be subject to the terms of the applicable incentive compensation plan adopted by the Board. Any Annual Bonus earned in a calendar year will be paid on or before March 15th of the next calendar year, unless otherwise stated in an incentive compensation plan adopted by the Board.

Mathieu Streiff
October 1, 2021

Additionally, on, or within 30 days following, the date of the consummation of the Transactions, you will receive equity-based incentive awards relating to GAHR III (or its successor in interest) common stock, with a grant date value equal to not less than $850,000 (with the grant date value of performance awards based on the grant date value of shares that would be earned assuming target performance goals were achieved), with 25% of such amount consisting of performance-based restricted stock units (the “PBRSUs”) and 75% of such amount consisting of time-based restricted stock (the “TBRS”). Subject to your continuous employment with the Company on each such vesting date, the TBRS will vest annually (1/3 each year) on each annual anniversary of the date of grant and the PBRSUs will cliff vest in the first quarter of 2025 with the amount of the PBRSUs that vest based on GAHR III’s (or its successor in interest’s) relative MFFO per share ranking vs. a peer group’s average MFFO per share over the three-calendar year period ending December 31, 2024, and with achievement of threshold level performance resulting in 50% of target award being earned, target performance resulting in 100% of the target award being earned, maximum performance resulting in 200% of target award being earned and achievement between threshold and target or target and maximum being determined by linear interpolation. The threshold, target and maximum levels of the GAHR III’s (or its successor in interest’s) MFFO per share relative to the peer group for the PBRSUs will be -300 bps, 0 bps and +300 bps, respectively. The PBRSUs and TBRS are subject to earlier vesting pursuant to the terms of the equity plan pursuant to which the awards are granted. Any tax withholding obligations relating to the PBRSUs and TBRS will be satisfied via net settlement whereby shares having a value equal to the amount required to be withheld, which shares would otherwise be issued to you in connection with settlement of the award, will be retained by GAHR III (or its successor in interest) and GAHR III (or its successor in interest) will directly remit the related tax withholding amounts to the applicable taxing authorities (“Net Settlement”). Subject to the approval of the Board or a committee thereof, you will also be entitled to receive, in each subsequent calendar year that you remain employed by the Company or an affiliate, additional long-term equity-based incentive awards. The terms of any such additional awards will be determined by the Board or a committee thereof, provided that the grant date fair value of such awards will not be less than $850,000. All such awards shall be subject to all terms, vesting schedules and other provisions set forth in the equity plan and in separate award agreements pursuant to which the awards are granted, provided that the PBRSUs and TBRS shall contain terms consistent with the terms specified above and any future awards will provide for satisfaction of applicable tax withholding obligations via Net Settlement.

You will be eligible to participate on the same basis as similarly situated employees in the Company’s other benefit plans in effect from time to time during your employment, subject to eligibility terms for coverage or benefits as determined in accordance with the provisions of such benefit plans. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

As an employee of the Company, you will be subject to such practices, procedures and policies as the Company may adopt or modify from time to time. In addition, your employment is

Mathieu Streiff
October 1, 2021

contingent upon satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

You agree to hold the Company’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties, except as such disclosure may be required in connection with your work for the Company or authorized in writing by an officer of the Company. You also agree not to use any of the Company’s Confidential Information for any purpose other than as necessary to perform your duties and responsibilities on behalf of the Company. “Confidential Information” as used herein shall mean all information that is not generally known in the Company’s trade or industry and that is disclosed by either the Company, GAHR III, GAHR III OP, or their affiliates or subsidiaries to you or otherwise obtained by you during your employment with AHI or the Company. Notwithstanding the foregoing, “Confidential Information” does not include (i) information that is or becomes generally known to the public through lawful means and through no fault of your own; (ii) information that was part of your general knowledge prior to the initial disclosure of the information to you by AHI or any person under a duty of confidentiality; or (iii) information that is disclosed to you without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality. All Confidential Information is the sole and exclusive property of the Company or its designee. Upon request by the Company, you agree to promptly return the original and any copies of such Confidential Information. Nothing herein precludes you from (a) reporting possible violations of federal securities laws to the appropriate government enforcing agency and making such other disclosures that are expressly protected under such laws, or (b) responding to inquiries from, or otherwise cooperating with, any governmental or regulatory investigation. Additionally, pursuant to the Defend Trade Secrets Act of 2016, you acknowledge that you shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal; and (Y) do not disclose the trade secret, except pursuant to court order.

Your employment relationship with the Company is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and an authorized officer of the Company.
This letter forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements (including the Prior Agreement) or promises made to you by anyone (including AHI) whether oral or written. No term or provision of this

Mathieu Streiff
October 1, 2021

letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company.
Effective as of the closing of the Transaction, you hereby forever fully and irrevocably release and discharge the Company, GAHR III, GAHR IV, and each of their respective affiliates and subsidiaries (and each of their respective successors and assigns, stockholders, members, managers, directors, officers, employees, agents, and other representatives) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature (including, claims for damages, costs, expense, and attorneys’ fees and expenses), in each case arising out of or related to your employment with AHI or its affiliates, whether known or unknown, suspected or unsuspected or unanticipated or anticipated, including (without limitation) all claims related to any long term incentive arrangements with AHI or its affiliates. Notwithstanding anything herein to the contrary, the foregoing release does not include, nor shall there be, any release or discharge of (i) your rights, if any, with respect to salaries, compensation, and reimbursable expenses that are payable to you and have accrued during the current payroll period or work period in the ordinary course, (ii) your vested rights, if any, under any benefit plan of AHI or its affiliates, and (iii) any right you may have to indemnification or advancement of expenses in accordance with law or under any organizational documents of AHI or its affiliates or their directors’ and officers’ liability insurance coverage or any written contract between you and AHI or its affiliates, and nothing in this release shall be construed to prohibit you from engaging in any protected or concerted activity, or filing a complaint or charge with, or participating in any investigation or proceeding conducted by, any federal, state or local government agency in connection with your employment with AHI or any of its affiliates.
You understand the meaning and effect of Section 1542 of the Civil Code of the State of California, which provides:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” You hereby (1) represent, warrant and acknowledge that you have been fully advised by your attorney of the contents of Section 1542 of the Civil Code of the State of California and understand the implications thereof and (2) expressly waive the benefits of Section 1542 of the Civil Code of the State of California and any rights that you may have thereunder.
Please sign and date this letter and return it to me by October 1, 2021, if you wish to accept employment at the Company effective as of the closing of the Transactions. This offer of employment is contingent upon the successful closing of the Transactions. In the event that the Transactions do not close, then this offer letter agreement shall terminate as of the termination of the Contribution Agreement, and the parties shall have no further obligations hereunder.
***

Mathieu Streiff
October 1, 2021

We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,
/s/ Danny Prosky
Danny Prosky, President & Chief Operating Officer

Accepted by:
/s/ Mathieu Streiff
Employee Name: Mathieu Streiff
October 1, 2021
Date